Exhibit 10.2

NATIONWIDE HEALTH PROPERTIES, INC.

2005 PERFORMANCE INCENTIVE PLAN

STOCK UNIT AWARD AGREEMENT

THIS STOCK UNIT AWARD AGREEMENT (this “Agreement”) is dated as of April 23, 2007 by and between Nationwide Health Properties, Inc., a Maryland corporation (the “Corporation”), and Donald D. Bradley (the “Executive”).

W I T N E S S E T H

WHEREAS, pursuant to the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan (the “Plan”), the Corporation has granted to the Executive effective as of the date hereof (the “Award Date”), a credit of stock units under the Plan (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Executive, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2. Grant. Subject to the terms of this Agreement, the Corporation hereby grants to the Executive an Award with respect to an aggregate of 30,807.1473 stock units (subject to adjustment as provided in Section 7.1 of the Plan) (the “Stock Units”). As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Executive if such Stock Units vest pursuant to Section 3 or Section 9. The Stock Units shall not be treated as property or as a trust fund of any kind.

3. Vesting. Subject to Sections 8 and 9 below, the Award shall vest and become nonforfeitable with respect to the applicable number of the total Stock Units subject to the Award (with such number subject to adjustment under Section 7.1 of the Plan) upon each date set forth in the table below (with the first such date set forth below referred to herein as the “Initial Vesting Date”):

Date	Number of Units That Vest
January 23, 2014	15,403.57365
January 23, 2015	2,200.51052
January 23, 2016	2,200.51052
January 23, 2017	2,200.51052
January 23, 2018	2,200.51052
January 23, 2019	2,200.51052
January 23, 2020	2,200.51052
January 23, 2021	2,200.51053

4. Continuance of Employment. The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Except as expressly provided in Section 8(b), employment or service for only a portion of any vesting period, even if a substantial portion, will not entitle the Executive to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan for such vesting period (or for any later vesting period).

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Executive’s status as an employee at will who is subject to termination without cause, confers upon the Executive any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Executive’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Executive without his consent thereto.

5. Dividend and Voting Rights.

(a) Limitations on Rights Associated with Units. The Executive shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Sections 5(b) and 5(c) with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Stock Units and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Executive. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.

(b) Dividend Equivalent Rights. In the event that the Corporation pays an ordinary cash dividend on its Common Stock and the related dividend payment record date occurs at any time after the Award Date and before all of the Stock Units subject to the Award have either been paid pursuant to Section 7 or terminated pursuant to Sections 8 or 9, the Corporation shall credit the Executive as of the last day of the calendar quarter in which such record date occurs (the “Crediting Date”) with an additional number of Stock Units equal to (i)

the per-share cash dividend paid by the Corporation on its Common Stock with respect to such record date, multiplied by (ii) the total number of outstanding and unpaid Stock Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 7.1 of the Plan and/or Section 10 hereof) subject to the Award as of such record date, divided by (iii) the fair market value of a share of Common Stock (as determined under the Plan) on the Crediting Date. Any Stock Units credited pursuant to the foregoing provisions of this Section 5(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units shall be made pursuant to this Section 5(b) with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 7 or terminated pursuant to Sections 8 or 9. Notwithstanding the above, 68/91 (the number of days remaining in the quarter after the Award Date divided by the total number of days in the quarter) of the dividend payable June 1, 2007, shall be payable in additional stock units on and applicable to the Stock Units and shall be credited on the Crediting Date of June 30, 2007.

(c) Special Crediting Date. Notwithstanding Section 5(b), if the vesting of the Award is accelerated in whole or in part pursuant to an Acceleration Event (as defined in Section 9) as provided in Section 9, and the Corporation pays an ordinary cash dividend on its Common Stock for which the related dividend payment record date occurs during the calendar quarter in which the Acceleration Event occurs and before the occurrence of such Acceleration Event, a Crediting Date shall be deemed to have occurred on the date of such Acceleration Event (a “Special Crediting Date”), and the Corporation shall credit the Executive as of such Special Crediting Date with an additional number of Stock Units equal to (i) the per-share cash dividend paid by the Corporation on its Common Stock with respect to each such record date, multiplied by (ii) the total number of outstanding and unpaid Stock Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 7.1 of the Plan and/or Section 10 hereof) subject to the Award as of such record date, divided by (iii) the fair market value of a share of Common Stock on the Special Crediting Date. Any Stock Units credited pursuant to the foregoing provisions of this Section 5(c) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units shall be made pursuant to this Section 5(c) with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 7 or terminated pursuant to Sections 8 or 9. For purposes of clarity, the Executive will not be entitled to a credit of additional Stock Units under both Section 5(b) and this Section 5(c) with respect to any one dividend payment record date.

6. Restrictions on Transfer. Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

7. Timing and Manner of Payment of Stock Units. Except as provided below with respect to an Acceleration Event, on or as soon as administratively practical after the last day of any calendar quarter in which any Stock Units subject to the Award became vested, the Corporation shall deliver to the Executive a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of such Stock Units that vested during such calendar quarter (including any vested Stock Units credited in respect of Dividend Equivalent Rights for such calendar quarter pursuant to Section 5(b) hereof); provided, however, that the Executive may elect, on a form and in a manner prescribed by the Administrator, to defer any such payment of vested Stock Units, provided that such election must be made no less than twelve (12) months before such payment would otherwise be made, must defer such payment for a period of not less than five (5) years, and must otherwise comply with any applicable requirements of Section 409A of the Code. Notwithstanding the foregoing sentence, upon the occurrence of an Acceleration Event, the Stock Units that have vested as of the date of such Acceleration Event (after giving effect to any accelerated vesting in connection with such event pursuant to Section 9 and the crediting of any Dividend Equivalent Rights pursuant to Section 5(c) hereof) shall be paid promptly after such Acceleration Event. The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Stock Units is subject to the condition precedent that the Executive or other person entitled under the Plan to receive any shares with respect to the vested Stock Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Executive shall have no further rights with respect to any Stock Units that are paid pursuant to this Section 7 or that terminate pursuant to Sections 8 or 9.

8. Effect of Termination of Employment.

(a) General. Subject to Section 8(b), the Executive’s Stock Units shall terminate to the extent such units have not become vested prior to the first date the Executive is no longer employed by the Corporation or one of its Subsidiaries, regardless of the reason for the termination of the Executive’s employment with the Corporation or a Subsidiary, whether with or without cause, voluntarily or involuntarily. If any unvested Stock Units are terminated hereunder, such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Executive, or the Executive’s beneficiary or personal representative, as the case may be.

(b) Death or Disability. Notwithstanding Section 8(a) or any other provisions of this Agreement or the Plan, in the event that the Executive’s employment with the Corporation and its Subsidiaries terminates due to the Executive’s death or Disability (as defined below):

•

at any time prior to the Initial Vesting Date, the Award shall vest and become nonforfeitable with respect to 1.1905% of the total number of Stock Units (subject to adjustment under Section 7.1 of the Plan) for each month of Executive’s employment with the Corporation (measured with reference to monthly anniversaries of the Award Date) after the Award Date and ending with the date of such termination of the Executive’s employment (rounded up to the nearest whole share); and

•	at any time on or after the Initial Vesting Date, the Award shall become fully vested and nonforfeitable as of the date of such termination of the Executive’s employment.

For purposes of this Section 8(b), the term “Disability” shall have the meaning ascribed to such term in that certain Change in Control Agreement dated April 23, 2007 by and between the Corporation and the Executive (as it may be amended from time to time, the “Change in Control Agreement”). Any Stock Units subject to the Award that are not vested after giving effect to the foregoing provisions of this Section 8(b) shall terminate as of the date of termination of the Executive’s employment. If any unvested Stock Units are terminated hereunder, such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Executive, or the Executive’s beneficiary or personal representative, as the case may be.

9. Effect of Change in Control Event. Notwithstanding anything to the contrary in Section 3 of this Agreement or Section 7.2 of the Plan, in the event of the dissolution of the Corporation or other event described in Section 7.1 of the Plan (which generally covers mergers or similar reorganizations) that the Corporation does not survive (or does not survive as a public company in respect of its Common Stock) or a Change in Control Event (an “Acceleration Event”), the Award shall be deemed vested as of the effective date of the Acceleration Event with respect to the applicable number of the total Stock Units subject to the Award (with such number subject to adjustment under Section 7.1 of the Plan) set forth in the table below based upon the year following the Award Date (measured with reference to anniversaries of the Award Date) in which such Acceleration Event occurs:

Year Following Award Date	Number of Units Deemed Vest
1st	9,242.14419
2nd	10,905.73014
3rd	12,569.31610
4th	14,232.90205
5th	15,896.48800
6th	17,560.07396
7th	19,223.65992
8th	20,887.24587
9th	22,550.83182
10th	24,214.41778
11th	25,878.00373
12th	27,541.58969
13th	29,205.17564
14th	30,807.14730

Any Stock Units subject to the Award that are not vested after giving effect to the foregoing provisions of this Section 9 shall terminate as of the effective date of the Acceleration Event, unless provision has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption or exchange of the Award in connection with the Acceleration Event. If any unvested Stock Units are terminated hereunder, such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Executive, or the Executive’s beneficiary or personal representative, as the case may be.

10. Adjustments Upon Specified Events. The Administrator may accelerate payment and vesting of the Stock Units in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Sections 5(b) or 5(c).

11. Tax Withholding. Subject to Section 8.1 of the Plan and such rules and procedures as the Administrator may impose, upon any distribution of shares of Common Stock in respect of the Stock Units, the Corporation shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates. In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Stock Units, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Executive and/or to deduct from other compensation payable to the Executive any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

12. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Executive at the Executive’s last address reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Executive is no longer an employee of the Corporation, shall be deemed to have been duly given by the Corporation when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

13. Plan. The Award and all rights of the Executive under this Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Executive agrees to be bound by the terms of the Plan and this Agreement. The Executive acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Executive unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

14. Construction; Section 409A. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Code Section 409A and, as a result of that status, any portion of the payments under this Agreement would otherwise be subject to taxation pursuant to Code Section 409A, the Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six (6) months after his termination of employment for any reason other than death, or (ii) the date of the Executive’s death; provided the first such payment thereafter shall include all amounts that would have been paid earlier but for such six (6) month delay. The Corporation and the Executive agree to act reasonably and to cooperate to amend or modify this Agreement to the extent reasonably necessary to avoid the imposition of the tax under Code Section 409A.

15. Entire Agreement; Applicability of Other Agreements. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Executive hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. Notwithstanding the foregoing, if the Executive is subject to a written employment, change in control or similar agreement with the Corporation that is in effect as of the date of termination of the Executive’s employment with the Corporation and its Subsidiaries and the Executive would be entitled under the express provisions of such agreement to greater rights with respect to accelerated vesting of the Award in connection with the termination of the Executive’s employment in the circumstances, the provisions of such agreement shall control with respect to such vesting rights, and the corresponding provisions of this Agreement shall not apply.

16. Limitation on Executive’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Executive shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Stock Units, as and when payable hereunder.

17. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

19. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Executive has hereunto set his hand as of the date and year first above written.

NATIONWIDE HEALTH PROPERTIES, INC. A Maryland corporation	EXECUTIVE

By:	Signature

Print Name:
Print Name
Its:

CONSENT OF SPOUSE

In consideration of the execution of the foregoing Stock Unit Award Agreement by Nationwide Health Properties, Inc., I,                                         , the spouse of the Executive therein named, do hereby join with my spouse in executing the foregoing Stock Unit Award Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated:                     , 2007

Signature of Spouse

Print Name

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